EXHIBIT 23.2

August 28, 2018

Mr. Eric Haas
Kosmos Energy, LLC
8176 Park Lane, Suite 500
Dallas, Texas 75231

        We hereby consent to (1) the reference of our firm and to the use of our reports of the Greater Jubilee, TEN, Ceiba, and Okume Project Areas effective December 31, 2017 and dated January 24, 2018, in the Kosmos Energy Ltd. Annual Report on Form 10-K for the year ended December 31, 2017, filed with the U.S. Securities Exchange Commission on February 26, 2018 and incorporated herein by reference; and (2) the reference to us under the heading "Experts" in this Form S-3 Registration Statement and the Prospectus to which the Registration Statement is related to be filed with the U.S. Securities and Exchange Commission on or about August 28, 2018.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Houston, Texas